UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2026

CHRONOSCALE HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-37854	42-3357005
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

2440 Sand Hill Road, Suite 400 Menlo Park, California	94025
(Address of registrant’s principal executive office)	(Zip code)

214-427-1704

(Registrant’s telephone number, including area code)

ChronoScale Corporation

3811 Turtle Creek Blvd. Suite 2100

Dallas, TX 75219

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CHRN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Offer Letter

On August 16, 2026, ChronoScale Corporation, a Nevada corporation and wholly-owned, direct subsidiary of ChronoScale Holdings Corporation, a Nevada corporation (the “Company”) and Jerome Wong, the Company’s Chief Financial Officer, entered into an Offer of Continued Employment (the “Offer Letter”) as well as an Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement (the “Covenants Agreement”). Pursuant to the terms of the Offer Letter, Mr. Wong will continue to serve as the Chief Financial Officer of the Company, effective as of August 16, 2026, or such other title as the Board of Directors (the “Board”) of the Company or the Chief Executive Officer of the Company may determine from time to time, and will be eligible to receive an annual base salary of $400,000 (the “Base Salary”), subject to review by the Company from time to time, and shall also be eligible for an annual performance bonus with a target amount of 60% of his annual base salary. In addition, the Offer Letter provides that Mr. Wong will receive a “true-up” in an amount equal to the difference between (i) the base salary that would have been payable to him from May 5, 2026, through August 16, 2026, had his base salary been increased to $400,000 effective May 5, 2026, and (ii) the aggregate base salary actually paid to Mr. Wong with respect to such period. In addition, the Offer Letter contemplates a grant to Mr. Wong of an award of 300,000 restricted stock units (“RSUs”) subject to time-based vesting conditions, as set forth in the Offer Letter. The grant of the RSUs was approved by the Compensation Committee of the Board in conjunction with its approval of the Offer Letter.

In addition, the Offer Letter provides that (A) in the event of a Qualifying CIC Termination during the Change in Control Period, Mr. Wong will receive: (i) an amount in cash equal to nine months of his then-current annual base salary, payable in a lump sum, (ii) continued coverage under the Company’s group health plan at active employee rates for up to nine months following his date of termination, and (iii) accelerated vesting of the Initial Tranche of his RSUs, and (B) thereafter, if Mr. Wong’s employment is terminated without Cause, Mr. Wong will receive an amount in cash equal to six months of Mr. Wong’s then-current annual base salary, payable in equal installments in the form of salary continuation. All of such payments and benefits are subject to Mr. Wong’s execution, delivery, and non-revocation of a general release of claims in a form provided by the Company (the “Release”) and Mr. Wong’s continued compliance with the terms of the Offer Letter, Covenants Agreement, and Release. All terms used but not defined in this paragraph are defined in the Offer Letter (attached hereto as Exhibit 10.1).

Under the Covenants Agreement, Mr. Wong is bound by an indefinite confidentiality obligation, a non-competition covenant during employment, a non-solicitation covenant with respect to Company personnel and business partners during employment, assignment of intellectual property, and indefinite non-disparagement obligations.

The foregoing description of the Offer Letter is not complete and is subject to the full text of the Offer Letter, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1*	Offer Letter, effective August 16, 2026, by and between ChronoScale Corporation and Jerome Wong.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Annexes, schedules and exhibits to this Exhibit omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 18, 2026

CHRONOSCALE HOLDINGS CORPORATION

By:	/s/ Ying Cenly Chen
Name:	Ying Cenly Chen
Title:	Chief Executive Officer